Exhibit 4.9

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*** ASSIGNMENT AGREEMENT ***

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THIS ASSIGNMENT AGREEMENT, made and entered into as of this 15th day of February 2008, by and between:

TIAN AGRO-TECHNOLOGY LTD., a company incorporated in British Virgin Islands having a company registration number 1030749 and its registered office at Nerine Chamebers, P.O. Box 905, Road Town, Tortola, British Virgin Islands (hereinafter referred to as “TATL"); and

TIAN AGRO-TECHNOLOGY PTE. LTD., a company incorporated in Singapore having a company registration number 200406637M and its registered office at 7 Temasek Boulevard #04-02 Suntec Tower One Singapore 038987 (hereinafter referred to as “TATPL"); and

CHINA AGRO-TECHNOLOGY LTD., a company incorporated in British Virgin Islands having a company registration number 685950 and its registered office at Nerine Chambers, P.O. Box 905, Road Town, Tortola, British Virgin Islands (hereinafter “CATL")

(TATL, TATPL and CATL shall individually be referred to as a “Party”, and collectively as the “Parties”.)

WITNESSETH:

WHEREAS, CATL owned 100% equity interest of TATL, and TATL in turn owned 100% equity interest of TATPL, and TATPL in turn owed 80% equity interest of Qingyuan Zhao Tian Eco-Agriculture Co., Ltd., a sino-foreign joint venture company incorporated in Qingyuan City, People’s Republic of China bearing company code 61797273-1 (hereinafter “QYZT”); and

WHEREAS, CATL would like to assume possession of all the assets and liabilities of TATL and TATPL except QYZT prior to certain corporate restructuring whereby the entire equity interest of TATL are disposed off to certain external party; and

WHEREAS, TATL would like to execute an assignment agreement whereby TATL assigns to CATL all its assets, rights, obligations, and liabilities of the Company; and

WHEREAS, TATPL would like to execute an assignment agreement whereby TATPL assigns to CATL all its assets, rights, obligations, and liabilities of the Company excepts 80% equity interest in QYZT and assets and liabilities belonging to QYZT.

NOW, THEREFORE, intending to be bound, the Parties hereto agree as follows:

1.

ASSIGNMENT

1.1

TATL and TATPL hereby assigns all of its assets, rights, obligations, and liabilities under the company to CATL excepts 80% equity interest in QYZT and those assets and liabilities belonging to QYZT, and CATL hereby accepts such assignment (“Assignment”). Insofar as rights and obligations under the company from the date of execution of this Agreement are concerned, references to TATL and/or TATPL therein shall be deemed replaced with references to CATL.

1.2

As of the date of execution of this Agreement, TATL and TATPL shall have no further rights, obligations, and liabilities of any kind whatsoever under the agreements and/or contracts of the company, and the agreements and/or contracts of the company, including the terms, conditions, covenants, agreements, and exhibits contained therein, shall be binding only on CATL.

2.

INDEMNIFICATION

2.1

CATL shall indemnify and hold harmless TATL and TATPL against any and all loss, liability, damage or expenses which may be incurred by TATL and TATPL due to any claims of a third party in connection with the breach, default or non-performance of the agreements and/or contracts by CATL on or after the date of execution of this Agreement.

3.

CONTINUED EFFECTIVENESS

3.1

Except as otherwise provided herein, all terms and conditions of the agreements and/or contracts shall remain effective with respect to CATL.

4.

DISPUTE RESOLUTION

4.1

This Agreement shall be governed by the laws of the Republic of Singapore. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre ("SIAC Rules") for the time being in force, which rules are deemed to be incorporated by reference in this clause. The Tribunal shall consist of a single arbitrator to be appointed by the Chairman of the SIAC. The language of the arbitration shall be in English.

5.

GENERAL

5.1

This Agreement contains the entire understanding among the Parties hereto with respect to the matters covered herein and supersedes and cancels any prior understanding with respect to the matters covered herein.

5.2

No changes, alterations or modifications hereto shall be effective unless made in writing and signed by all the Parties.

5.3

This Agreement shall be executed in three (3) copies, each of which shall be deemed an original.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate by their duly authorized representatives as of the date first written above.

TIAN AGRO-TECHNOLOGY LTD. By: /s/ Dr. Harry He Name: Dr. Harry He Title: Director
TIAN AGRO-TECHNOLOGY PTE. LTD. By: /s/ Dr. Harry He Name: Dr. Harry He Title: Director

CHINA AGRO-TECHNOLOGY LTD. By: /s/ Dr. Harry He Name: Dr. Harry He Title: Director

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